Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Consolidated Communications Holdings, Inc. 2005 Long Term Incentive Plan of our reports a) dated March 11, 2005, with respect to the consolidated financial statements and schedules of Homebase Acquisition, LLC and b) dated March 8, 2004, with respect to the combined financial statements and schedule of Illinois Telephone Company and related Businesses included in their Registration Statement and final Prospectus to Form S-1, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Chicago, Illinois
October 11, 2005